Exhibit 10.2 (a)
                   AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

                                   JACK BERGER

                            EFFECTIVE JANUARY 1, 2000

         3.  Compensation.

         Base salary is increased to $160,000 per year. The effective date of this increase is January 1, 2000.

         Further, until the earlier of the Company raising $2 million or March 17, 2000, Executive will continue to receive the current salary with the difference accrued to be paid at the earlier of the two events described above.

         Further increases will be at the discretion of the board of directors

         4. Benefits.

         Executive will be entitled to all benefits according to the regular policies of the Company except as follows:

         A. Vacation. Executive will be entitled to at least 4 weeks vacation each year.

         B. Medical, dental, disability and other group insurance provided by the Company to any other employee(s), will be provided to Executive at no cost. This includes any coverage of dependents.

         5. Term and Termination.

         The initial term is three years ending December 31, 2000. This Addendum adds two years to this initial term which now ends December 31, 2002.

         Nothing in this Addendum is to be interpreted as to reduce any benefit due Executive under the original Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of January 1, 2000.

Intraco Systems, Inc.

By: /s/ WALT NAWROCKI
   -------------------------------------
   Walt Nawrocki, CEO

By: /s/ JACK BERGER
   -------------------------------------
   Jack Berger